Exhibit 8.2

Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, NY 10005

                                   June 30, 2010

Itaú Unibanco Holding S.A.
Praça Alfredo Egydio de Souza Aranha, 100
04344-902 São Paulo, SP, Brazil

Ladies and Gentlemen:

We have acted as special New York counsel to Itaú Unibanco Holding S.A. (the “Company”) in connection with the filing of a resale shelf registration statement under the Securities Act of 1933, as amended (the “Act”) on Form F-3 with the Securities and Exchange Commission (the “Registration Statement”) registering 60,000,000 preferred shares, in the form of American Depositary Shares, issued by the Company.

We hereby confirm that the discussion of United States Federal income tax matters contained in the Registration Statement under the heading “Taxation – Certain U.S. Federal Income Tax Considerations,” to the extent it states matters of law or legal conclusions and subject to the qualifications and limitations set forth therein, is our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Milbank, Tweed, Hadley & McCloy LLP